Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3 and the Registration Statement (No. 333-170692) on Form S-8 of Retail Opportunity Investments Corp. of our report dated November 28, 2011, relating to our audit of the Statement of Revenues and Certain Expenses of Canyon Park Shopping Center, for the year ended December 31, 2010, included in this Current Report on Form 8-K.

/s/ PKF

New York, New York
November 28, 2011